EXHIBIT 10.2

October 26, 2010

STRICTLY CONFIDENTIAL

Mr. James C. Granger
Chief Executive Officer
Wireless Ronin Technologies
5929 Baker Road, Suite 475
Minnetonka, MN  55345

Dear Mr. Granger:

This letter (the “Agreement”) constitutes our understanding with respect to the engagement of Northland Capital Markets (“Northland”) by Wireless Ronin Technologies Inc. (the “Company”), to assist the Company with respect to a proposed financing, an offering (the “Offering”) of equity securities pursuant to th3e Company’s Form S-3 (as defined herein) (the “Securities”) by the Company.  Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

A.           Appointment of Northland.  During the Term (as such term is defined in Section D of this Agreement), the Company hereby engages Northland to serve as an exclusive placement agent in connection with an Offering.  Northland hereby accepts such an engagement on a “reasonable efforts” basis upon the terms and conditions set forth herein.

B.           Offering Services.  As exclusive placement agent in an Offering of Securities, Northland will provide the following services to the Company, subject to the provisions of this Agreement:

1.           Identify investors, which in the opinion of Northland, are the most likely to invest in the Company; and

2.           formulate a strategy for soliciting interest from investors, whether approached by Northland or whether the Company is approached proactively, which may have an interest in investing in the Company (the “Potential Investors”), and the development of procedures and timetables for marketing the Company to the Potential Investors; and

3.           along with the Company, evaluate proposals from interested parties regarding an Offering of Securities, formulate negotiation strategies, and assist in all negotiations and closing of a transaction.

C.           Fees and Expenses.

1.           Financing Fee.  The Company hereby agrees to pay Northland, as compensation for its services hereunder, a fee (the “Financing Fee”) of seven percent (7.0%) of the gross proceeds from the sale of Securities, if either during the Term or six (6) months following the Term: (i) an Offering of Securities is closed, or (ii) a definitive agreement or letter of intent or other evidence of commitment is entered into that subsequently results in an Offering of Securities of the Company.  The Financing Fee shall be paid to Northland in cash in its entirety by wire transfer upon the closing of the applicable Offering and receipt of the corresponding funds.

2.           Expenses.  In addition, the Company agrees to pay Northland hereunder and regardless of whether an Offering of Securities is consummated, Northland’s reasonable and necessary out-of-pocket expenses (as documented) in connection with the FINRA Cobra Desk filing(s) necessary to consummate the Offering, including those expenses up to a maximum of $50,000; provided, however, that, if Securities are sold hereunder, the total amount paid to Northland pursuant to Section C of this Agreement shall not exceed eight percent (8.0%) of the gross proceeds from the sale of Securities.  It shall be Northland’s responsibility to make the filing(s) necessary to conclude, prior to Closing, that FINRA shall have no objection to the fairness and reasonableness of this Agreement’s terms and conditions.  The expenses to be included in the amounts specified in this section, including the fees and disbursements related to travel, database, printing and other reasonable out-of-pocket expenses incurred in performing the services described herein (including reasonable fees and disbursements of Northland’s legal counsel).

D.           Term and Termination of Engagement.  Except as set forth below, the term of this Agreement will begin on the date of this letter and end six months from the date of this letter, but may be extended by mutual written consent of the parties (the “Term”).  Notwithstanding the Term of this Agreement, this Agreement may be earlier terminated without cause on either the Company’s or Northland’s prior written notice of no less than ten days, provided, that that no such notice may be given by the Company for a period of 60 days from the date of this Agreement.  Notwithstanding any such expiration or termination, the terms of this Agreement other than Sections A and B shall all remain in full force and effect and be binding on the parties hereto, including the exculpation, indemnification and contribution obligations of the Company, the confidentiality obligations, the right of Northland to receive any fees payable hereunder and the right of Northland to receive reimbursement for its expenses

E.           Representations and Warranties.  The Company represents and warrants to, and agrees with, Northland that:

1.           The Company shall: (i) use its best efforts to make available to Northland all information concerning the business, assets, operations and financial condition of the Company which Northland reasonably requests in connection with the performance of its services hereunder, and shall make available to Northland all such information to the same extent and on the same terms as such information is available to the Company and potential investors; and (ii) notify Northland of any material adverse change, or development that may lead to a material adverse change, in the business, properties, operations or financial condition or prospects of the Company.

2.           Northland will be relying, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to it by the Company.

3.           The execution, delivery and performance of this Agreement and the Offering of Securities will not violate any provision of the articles of incorporation or bylaws of the Company or any agreement or other instrument to which the Company is a party or by which it is bound.  Any necessary approvals, governmental and private, will be obtained by the Company prior to any closing.

4.           The Securities will be offered and sold by the Company  pursuant to the Form S-3 registration statement (Registration File No. 333-161700) (the “Form S-3”) filed by the Company with the Securities and Exchange Commission (“SEC”), which became effective on September 29, 2009,   and in compliance with all other applicable securities laws and regulations.

5.           Directly or through any presentation, memorandum or other offering documents and through the prospectus contained within the Form S-3 as the same may be updated through the filing of one or more free writing prospectuses and the filing of one or more final prospectuses, the Company shall furnish to investors all information material to investors under applicable securities laws, which information will not, in light of the circumstances in which made, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made not misleading.

6.           At each closing of the Offering, the Company will provide Northland with a certificate indicating the foregoing are true and correct as of such closing.  The Company hereby permits Northland to rely on the representations, warranties and opinions made or given by the Company or its counsel to any purchaser of Securities in any agreement, certificate or otherwise.

F.           Indemnification, Contribution, and Confidentiality.  The Company agrees to indemnify Northland and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I and the parties agree to the confidentiality provisions of Appendix II, which are incorporated herein by this reference.  These provisions will apply regardless of whether the proposed Offering is consummated.

G.           Governing Law.  This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Minnesota.  Any dispute or controversy arising out of this agreement shall be determined by arbitration conducted in accordance with the rules of the Financial Industry Regulatory Authority then in effect.  Any arbitration award shall be final and binding upon the Company and Northland, and judgment on the award may be entered in any court having jurisdiction.  Arbitration will be venued in Minneapolis, Minnesota.

H.           Use of Information.  The Company authorizes Northland to transmit to the prospective purchasers of Securities, a non-disclosure agreement with customary prohibitions against trading in the Company’s stock during the pendency of the Offering, the prospectus contained within the Form S-3, any applicable free writing prospectuses, any applicable final prospectuses and reports publicly filed  with the SEC, with such exhibits and supplements as may from time to time be required or appropriate. (collectively, the “Offering Materials”).  The Company represents and warrants that the Offering Materials (i) will be prepared by the management of the Company; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.  The Company will advise Northland immediately of the occurrence of any event or any other change known to the Company which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

I.           Announcement of Offering of Securities.  The Company and Northland acknowledge and agree that Northland may, subsequent to the closing of an Offering of Securities, make public its involvement with the Company, subject to the Company's prior consent, which consent shall not be unreasonably be withheld or delayed.

J.           Advice to the Board.  The Company acknowledges that any advice given by Northland to the Company is solely for benefit and use of the Company’s board of directors, officers and financial and legal advisors and may not be used, reproduced, disseminated, quoted or referred to without Northland’s prior written consent.

K.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof, except to the extent of the Confidentiality Agreement, which remains in full force and unmodified.

L.           Amendment.  This Agreement may not be modified except in writing signed by each of the parties hereto.

M.           No Partnership.  The Company is a sophisticated business enterprise that has retained Northland for the limited purposes set forth in this Agreement.  The parties acknowledge and agree that their respective rights and obligations are contractual in nature.  Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

N.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Northland.

O.           Notice.  All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger or overnight courier, addressed (i) if to the Company, at the Company’s address as set forth above, attention: President, or at such other address and/or to such other addressee as the Company shall have furnished to Northland or (ii) if to Northland, to Northland Capital Markets, 45 South 7th Street, Minneapolis, MN 55402, Attention:  Jeff Peterson, Director of Investment Banking, or at such other address and/or to such other addressee as Northland shall have furnished to the Company.

[The Next Page Is the Signature Page.]

In acknowledgment that the foregoing correctly sets forth the understanding reached by Northland and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

NORTHLAND SECURITIES, INC.

By:           /s/ Jeff Peterson
Jeff Peterson
Director of Investment Banking

Accepted and agreed to
as of the date first written above:

WIRELESS RONIN TECHNOLOGIES, INC.

By:          /s/ James C. Granger
James C. Granger
Chief Executive Officer

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless Northland, its affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and, subject to Section C of the Agreement, expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with the transactions contemplated in the engagement agreement to which this Appendix I is attached (the “Agreement”), or any claim, litigation, investigation or proceedings relating to the transactions contemplated in the Agreement (“Proceedings”), regardless of whether any of such Indemnified Persons is a party to the Agreement, and to reimburse such Indemnified Persons for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily and directly from the negligence or willful misconduct of an Indemnified Person.  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company its affiliates, officers, directors employees, agents, creditors or stockholders, directly or indirectly, for or in connection with the Agreement, any transactions contemplated in the Agreement, or Northland’s role or services in connection with the Agreement, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are finally judicially determined to have resulted primarily and directly from the negligence or willful misconduct of an Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company and Northland shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Northland on the other hand but also the relative fault of the Company and Northland, as well as any relevant equitable considerations; provided that, in no event, will the aggregate contribution of Northland hereunder exceed the amount of fees actually received by Northland pursuant to this Agreement.  The indemnity, reimbursement and contribution obligations of the Company under this indemnity agreement are in addition to any liability that the Company may otherwise have to an Indemnified Person and will bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, that Indemnified Person will, if a claim is to be made under this indemnity agreement against the Company in respect of the Proceedings, notify the Company in writing of the commencement of the Proceedings; provided that (i) the omission so to notify the Company will not relieve the Company from any liability that the Company may have under this indemnity agreement except to the extent the Company has been materially prejudiced by such omission, and (ii) the omission so to notify the Company will not relieve the Company from any liability that the Company may have to an Indemnified Person otherwise than on account of this indemnity agreement.  In case any Proceedings are brought against any Indemnified Person and it notifies the Company of the commencement of the Proceedings, the Company will be entitled to participate in the Proceedings and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense of the Proceedings with counsel reasonably satisfactory to the Indemnified Person; provided that, if the defendants in any Proceedings include both the Indemnified Person and the Company and the Indemnified Person concludes that there may be legal defenses available to the Indemnified Person that are different from or in addition to those available to the Company, the Indemnified Person has the right to select separate counsel to assert those legal defenses and to otherwise participate in the defense of the Proceedings on its behalf.  Upon receipt of notice from the Company to the Indemnified Person of its election to assume the defense of the Proceedings and approval by the Indemnified Person of counsel, the Company will not be liable to the Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense of the Proceedings (other than reasonable costs of investigation) unless (i) the Indemnified Person has employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Company will not be liable for the expenses of more than one separate counsel (in addition to any local counsel) approved by the Company, representing the Indemnified Persons, on a collective basis, who are parties to the Proceedings), (ii) the Company does not employ counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings, or (iii) the Company authorizes, in writing, the employment of counsel for the Indemnified Person.

The Company will not be liable for any settlement of any Proceedings effected without its written consent (which consent must not be unreasonably withheld), but if settled with the Company’s written consent or if a final judgment for the plaintiff in any such Proceedings is delivered, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment.  Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person requests the Company to reimburse the Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this indemnity agreement, the Company will be liable for any settlement of any Proceedings effected without its written consent if (i) the proposed settlement is entered into more than 30 days after receipt by the Company of the request for reimbursement, (ii) the Company has not reimbursed the Indemnified Person within 30 days of such request for reimbursement, (iii) the Indemnified Person delivered written notice to the Company of its intention to settle and the failure to pay within such 30 day period, and (iv) the Company does not, within 15 days of receipt of the notice of the intention to settle and failure to pay, reimburse the Indemnified Person for such legal or other expenses and object to the Indemnified Person’s seeking to settle such Proceedings.  The Company may not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought under this indemnity agreement by such Indemnified Person unless the settlement includes an unconditional release of the Indemnified Person, in form and substance reasonably satisfactory to the Indemnified Person, from all liability on claims that are the subject matter of such Proceedings.

Capitalized terms used but not defined in this Appendix I have the meanings assigned to such terms in the Agreement.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

In connection with Northland’s activities on behalf of the Company, the Company will furnish Northland with all financial and other information regarding the Company that the Northland reasonably believes appropriate to the assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”).  The Company will provide Northland with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company.  The Company recognizes and agrees that Northland (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Northland will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction.  In the event that Northland is legally required to make disclosure of any of the Information, Northland will give notice to the Company prior to such disclosure, to the extent that it can practically do so.

The foregoing paragraph shall not apply to information that:

(i)
at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or Northland or its affiliates conduct business, other than as a direct result of a breach by Northland of its obligations under this Agreement;

(ii)
prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, Northland or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Northland or its affiliates other than from the Company;

(iii)
at the time of disclosure by the Company or thereafter, is obtained by Northland or any of its affiliates from a third party who Northland reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv)	is independently developed by the Northland or its affiliates.

Nothing in this Agreement shall be construed to limit the ability of Northland or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.  The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.